Exhibit 99.1

Notice to Wall Street Journal

JSC VTB Bank

NOT FOR DISTRIBUTION, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA OR JAPAN

NOTICE

Of existing shareholders’ preemptive right to acquire common shares of JSC VTB Bank

JSC VTB Bank hereby gives notice that it is offering up to 9,000,000,000,000 (nine trillion) ordinary shares with a par value of 0.01 Ruble per share (the “Shares”) via open subscription (the “Offering”) pursuant to which JSC VTB Bank’s shareholders as of May 13, 2009 (the “Record Date”) may exercise their preemptive right to acquire a number of Shares that is pro rata to the number of shares held on the Record Date.  It is expected that JSC VTB Bank’s majority shareholder, the Russian Federation, will exercise its preemptive right to acquire additional Shares in the amount of up to 180 billion Rubles through its representative, the Federal State Property Management Agency.

Shareholders as of the Record Date may exercise their preemptive rights to acquire the Shares by delivering written notice to VTB 24 (CJSC) during the period of August 5, 2009 through August 24, 2009.

On or about August 25, 2009, it is expected that the Supervisory Board of JSC VTB Bank will announce the Share offering price, after which shareholders as of the Record Date who have exercised their preemptive rights by delivering written notice to VTB 24 (CJSC) shall have five business days to ensure that funds are credited to VTB 24 (CJSC) in an amount sufficient to pay for the number of Shares subscribed to in the application.

Upon completion of the Offering, JSC VTB Bank will file a Placement Report with the Central Bank of the Russian Federation for registration. Subscribers will be unable to transfer their Shares until the Placement Report is registered, and in the event that the Placement Report is not registered by the Central Bank of the Russian Federation within 75 calendar days of the closing date of the Offering; the new Shares shall be cancelled and subscription monies returned to subscribers in Rubles pro rata.

For more information regarding the Offering, including how shareholders as of the Record Date may exercise their preemptive rights, please see the official websites of JSC VTB Bank: www.vtb.ru and VTB 24 (CJSC): www.vtb24.ru, in addition, this information will be available at VTB 24 (CJSC) offices and its call center at the following phone numbers: (495) 777-24-24, 8 800 100-24-24. You may also find additional information regarding the Offering, including a non-binding English translation of the Offering document under cover of Form CB on the website of the US Securities and Exchange Commission at www.sec.gov.

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The offer of the shares and the distribution of these materials and other information in certain jurisdictions may be restricted by law and persons into whose possession any document or other information referred to herein comes should inform themselves about and observe any such restriction. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

Notice to US shareholders:

The Offer is made for the securities of a foreign company. The Offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements provided as part of the Offer were prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a US court’s judgment. The Offer is addressed solely to the shareholders of JSC VTB Bank.

Notice to shareholders in other jurisdictions:

This communication is directed only at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) and (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2) of the Order (all such persons together being referred to as “relevant persons”).  Any investment activity to which this communication relates will only be available to and will only be engaged with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Advertisement legend:

This document is an advertisement and not a prospectus for the purposes of applicable measures implementing EU Directive 2003/71/EC and as such does not constitute an offer to sell or the solicitation of an offer to purchase securities.

Public offer legend:

Any offer of securities to the public that may be deemed to be made pursuant to this communication in any EEA Member State that has implemented EU Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”) is addressed solely to qualified investors (within the meaning of Article 21(1)(e) of the Prospectus Directive) in that Member State.